Core-Mark Appoints New Board Member

WESTLAKE, Texas – January 23, 2020 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced today that it has appointed Diane Randolph to its Board of Directors.

“We are thrilled to have Diane join our Board,” said Randolph I. Thornton, Chairman of the Board of Core-Mark. “She brings tremendous knowledge and experience on retail specific technology innovation and a proven record of successful execution as the Chief Information Officer of Ulta Beauty. Ulta Beauty has been at the forefront of retail innovation harnessing digital technology solutions to modernize the customer experience.”

Ms. Randolph is the Chief Information Officer of Ulta Beauty, Inc. in Bolingbrook, Illinois, a position she has held since October 2014. Prior to Ulta, Ms. Randolph was a Vice President and Chief Information Officer of Reitmans (Canada) Ltd., a Canadian retailer specializing in women’s clothing, where she worked from 2005 through September 2014. Prior to Reitmans, Ms. Randolph served in roles of increasing responsibility in software development and implementation for STS Systems, Ltd (now Aptos, Inc.).

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 43,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com